Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Range Resources Corporation and in the related Prospectus of our report dated February 26, 2004 with respect to the consolidated financial statements of Range Resources Corporation and subsidiaries included in the Annual Report on Form 10-K/A of Range Resources Corporation for the year ended December 31, 2003. We further consent to the use of our name in the “Experts” section of the related Prospectus.

/s/ Ernst & Young LLP

Fort Worth, Texas
June 7, 2004